As filed with the Securities and Exchange Commission on June 25, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VAALCO Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	76-0274813
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9800 Richmond Avenue, Suite 700 Houston, Texas	77042
(Address of Principal Executive Offices)	(Zip Code)

VAALCO Energy, Inc. 2020 Long Term Incentive Plan

(Full title of the plan)

Elizabeth D. Prochnow

Chief Financial Officer

9800 Richmond Avenue, Suite 700

Houston, Texas 77042

(713) 623-0801

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Jennifer T. Wisinski

Haynes and Boone, LLP

2323 Victory Avenue, Suite 700

Dallas, Texas 75219

(214) 651-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee (3)
Common Stock, par value $0.10 per share	6,325,000	$1.2075	$7,637,437.50	$991.34

(1)

This Registration Statement on Form S-8 registers (i) 5,500,000 shares of common stock, par value $0.10 per share (“Common Stock”) of VAALCO Energy, Inc. (the “Registrant”) issuable under the VAALCO Energy, Inc. 2020 Long Term Incentive Plan (the “2020 Plan”) and (ii) 825,000 shares of Common Stock that may become available upon the forfeiture, expiration or cancellation of awards under the 2020 Plan. See Explanatory Note.

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares registered hereunder also includes an indeterminable number of shares of Common Stock as may be issued in connection with stock splits, stock dividends or similar transactions.

(3)

Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low sale prices per share of Common Stock on the New York Stock Exchange on June 19, 2020.

Pursuant to Rule 429 of the Securities Act, the prospectus related to this Registration Statement also covers securities registered under the Registration Statement on Form S-8 (File No. 333-197180) and the Registration Statement on Form S-8 (File No. 333-218824). See Explanatory Note.

EXPLANATORY NOTE

On April 27, 2020, the Board of Directors of the Registrant adopted the 2020 Plan, subject to stockholder approval. On June 25, 2020, at the Registrant’s 2020 Annual Meeting of Stockholders, the 2020 Plan was approved by the Registrant’s stockholders by the affirmative vote of a majority of the votes cast in person or by proxy.

Pursuant to the terms of the 2020 Plan, the maximum number of shares of Common Stock that may be delivered pursuant to awards granted under the 2020 Plan is (i) 5,500,000 plus (ii) any awards under the VAALCO Energy, Inc. 2014 Long Term Incentive Plan (the “2014 Plan”) that were outstanding on April 27, 2020 and that, on or after such date, are forfeited, expire or are canceled or settled in cash (any such shares of Common Stock described in this clause (ii), the “2014 Carryover Shares”). The 2020 Plan also provides that, to the extent any award under the 2020 Plan is forfeited, expires or is canceled, in whole or in part, then the number of shares of Common Stock covered by the award so forfeited, expired or canceled shall again be available for awards under the 2020 Plan (the “2020 Recycled Shares”).

This Registration Statement on Form S-8 is filed by the Registrant to register (i) 5,500,000 shares of Common Stock available for issuance under the 2020 Plan, which excludes the 2014 Carryover Shares, and (ii) 825,0000 shares of Common Stock that may become available upon the forfeiture, expiration or cancellation of awards under the 2020 Plan, representing the Registrant’s estimate of 2020 Recycled Shares. Contemporaneously with the filing of this Registration Statement, the Registrant is filing post-effective amendments to its Registration Statement on Form S-8 (File No. 333-197180) and Registration Statement on Form S-8 (File No. 333-218824) to, among other things, provide that the 2014 Carryover Shares may be issued pursuant to the 2020 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement have been or will be sent or given to participating employees as specified in Rule 428(b)(1) of the Securities Act, in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”). Such documents are not being filed with the SEC. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the SEC are hereby incorporated by reference in this Registration Statement, other than information in a report or document that is “furnished” and not “filed” pursuant to the applicable rules and regulations of the SEC:

(a)

the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, along with the consolidated financial statements and related notes thereto, filed with the SEC on March 10, 2020 (the “Annual Report”);

(b)	the portions of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 29, 2020, that were incorporated by reference into the Annual Report;

(c)	the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020, filed with the SEC on May 11, 2020;

(d)

the Registrant’s Current Reports on Form 8-K filed with the SEC on January 28, 2020 (dated January  27, 2020), March 20, 2020 (dated January  27, 2020), March 23, 2020 (dated January  27, 2020), April 27, 2020 (dated April  22, 2020) and April 27, 2020 (dated April 26, 2020); and

(e)	the description of the Common Stock, contained in the Description of Securities filed as Exhibit 4.1 to the Annual Report.

All reports and definitive proxy or information statements subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered under the 2020 Plan have been sold or which deregisters all securities then remaining unsold, but excluding information furnished to, rather than filed with, the SEC, shall be deemed to be incorporated by reference herein and to be a part hereof from the date such documents are filed. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement.

Notwithstanding the foregoing, no information is incorporated by reference in this Registration Statement where such information under applicable forms and regulations of the SEC is not deemed to be “filed” under Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, unless the report or filing containing such information indicates that the information therein is to be considered “filed” under the Exchange Act or is to be incorporated by reference in this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (“DGCL”), in which the Registrant is incorporated, provides generally and in pertinent part that a Delaware corporation may indemnify its directors, officers, employees and agents (or persons serving at the request of the Registrant as a director, officer, employee or agent of another entity) against expenses, judgments, fines, and settlements actually and reasonably incurred by them in connection with any civil, criminal, administrative, or investigative suit or action except actions by or in the right of the corporation if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful.

Section 145 further provides that in connection with the defense or settlement of any action by or in the right of the corporation, a Delaware corporation may indemnify its directors, officers, employees and agents (or persons serving at the request of the Registrant as a director, officer, employee or agent of another entity) against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue, or matter as to which such person has been adjudged liable to the corporation unless the Delaware Court of Chancery or other court in which such action or suit is brought approves such indemnification. Section 145 further permits a Delaware corporation to grant its directors and officers additional rights of indemnification through bylaw provisions and otherwise, and or purchase indemnity insurance on behalf of its directors and officers.

Article Eight of the Restated Certificate of Incorporation of the Registrant, as amended (the “Certificate of Incorporation”), and Article VII of the Second Amended and Restated Bylaws of the Registrant, as amended (the “Bylaws”), provide, in general, that the Registrant may indemnify its directors, officers, employees and agents (or persons serving at the request of the Registrant as a director, officer, employee or agent of another entity) to the fullest extent permitted by the DGCL or other applicable law.

In addition, the 2020 Plan provides that no member of the Board of Directors, nor any officer or Employee (as defined in the 2020 Plan) of the Registrant acting on behalf of the Board of Directors, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the 2020 Plan, and all members of the Board of Directors, each officer of the Registrant, and each Employee of the Registrant acting on behalf of the Board of Directors shall, to the extent permitted by law, be fully indemnified and protected by the Registrant in respect of any such action, determination, or interpretation to the fullest extent provided by law.

The foregoing is only a general summary of certain aspects of Delaware law and the Certificate of Incorporation, Bylaws, indemnification agreements and the 2020 Plan with respect to indemnification of directors and officers and does not purport to be complete and is qualified in its entirety by the full text of each of the foregoing.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Document

5.1*	Opinion of Haynes and Boone, LLP, counsel to the Registrant (filed herewith).

23.1*	Consent of BDO USA, LLP (filed herewith).

23.2*	Consent of Haynes and Boone, LLP (included in its opinion filed as Exhibit 5.1).

23.3*	Consent of Netherland, Sewell & Associates, Inc. (filed herewith).

24.1*	Power of Attorney (included on the signature page of this Registration Statement).

99.1	VAALCO Energy, Inc. 2020 Long Term Incentive Plan (incorporated by reference to Appendix B of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 29, 2020).

99.2	VAALCO Energy, Inc. 2014 Long Term Incentive Plan (incorporated by reference to Appendix A of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 17, 2014).

*	Filed herewith.

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 25, 2020.

VAALCO ENERGY, INC.
(Registrant)

Date: June 25, 2020

	By:	/s/ Elizabeth D. Prochnow
Elizabeth D. Prochnow
Principal Financial Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints each of Elizabeth D. Prochnow and Cary M. Bounds, acting singly, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated below:

Signature	Title	Date

/s/ Cary M. Bounds Cary M. Bounds	Chief Executive Officer, Chief Operating Officer and Director (Principal Executive Officer)	June 25, 2020

/s/ Elizabeth D. Prochnow Elizabeth D. Prochnow	Chief Financial Officer (Principal Financial Officer)	June 25, 2020

/s/ Jason J. Doornik Jason J. Doornik	Chief Accounting Officer and Controller (Principal Accounting Officer)	June 25, 2020

/s/ Andrew L. Fawthrop Andrew L. Fawthrop	Chairman of the Board and Director	June 25, 2020

/s/ A. John Knapp, Jr. A. John Knapp, Jr.	Director	June 25, 2020

/s/ Steven J. Pully Steven J. Pully	Director	June 25, 2020